Exhibit 99.1

SuRo Capital Corp. Fourth Quarter and Fiscal Year 2020

Preliminary Investment Portfolio Update

Net Asset Value Increased to an Anticipated $15.00 to $15.50 Per Share from $12.46 at September 30, 2020,

Adjusted for $0.47 Per Share in Dividends

SAN FRANCISCO, CA., January 11, 2021 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital”, the “Company”, “we”, “us”, and “our”) (Nasdaq: SSSS) today provided the following preliminary update on its investment portfolio for the fourth quarter and fiscal year ended December 31, 2020.

“Given current volatility in the financial markets, increased M&A activity, and exciting updates within our portfolio, we are providing a preliminary quarter and fiscal year-end update for our shareholders. Based on information presently available, for the quarter and year-ended December 31, 2020, we anticipate SuRo Capital’s net asset value to be approximately $15.00 to $15.50 per share, inclusive of the effects of the $0.47 per share in dividends declared in the fourth quarter,” said Mark Klein, Chairman and Chief Executive Officer of SuRo Capital. “During the fourth quarter, we made a new equity investment in Blink Health Inc., new equity and debt investments in Residential Homes For Rent, LLC (d/b/a Second Avenue), and participated in follow-on investments in Enjoy Technology, Inc. and GreenAcreage Real Estate Corp., Inc. Our investment pipeline remains robust and we continue to pursue exciting transactions within both the debt and equity markets.”

As previously reported, SuRo Capital’s net assets totaled approximately $252.7 million, or $12.46 per share, at September 30, 2020, and approximately $199.9 million, or $11.38 per share as of December 31, 2019. As of December 31, 2020, SuRo Capital’s net asset value is estimated to be between $15.00 and $15.50 per share. This range includes a customary discount to the year-end pricing of Palantir Technologies, Inc. public common shares as those shares were subject to certain lock up provisions at year-end.

Investment Portfolio Update

At December 31, 2020, SuRo Capital held positions in 27 portfolio companies – all privately-held with the exception of Palantir Technologies, Inc.

During the three months ended December 31, 2020, SuRo Capital made the following investments:

Portfolio Company	Investment	Transaction Date	Amount
Blink Health Inc.	Preferred Shares, Series A & Series C	10/27/2020	$10.0 million
Enjoy Technology, Inc.(1)	Convertible Note	11/30/2020	$0.5 million
GreenAcreage Real Estate Corp.(1)	Common Shares	12/29/2020	$1.0 million
Residential Homes For Rent, LLC (d/b/a Second Avenue)	Preferred Shares, Series A	12/23/2020	$1.5 million
Residential Homes For Rent, LLC (d/b/a Second Avenue)	Secured Term Loan	12/23/2020	$3.0 million

__________________

(1)	Represents a follow-on investment.

During the three months ended December 31, 2020, SuRo Capital exited or received proceeds from the following investments:

Portfolio Company	Transaction Date	Shares Sold	Average Net Share Price (1)	Net Proceeds	Realized Gain
Palantir Technologies, Inc.(2)	Various	754,738	$10.04	$7.6 million	$5.4 million
Palantir Lending Trust SPV I(3)	Various	N/A	N/A	$8.7 million(4)	$1.0 million(5)
__________________
(1)	The average net share price is the net share price realized after deducting all commissions and fees on the sale(s), if applicable.
(2)	As of December 31, 2020, SuRo Capital holds 4,618,952 public shares of Palantir Technologies, Inc. common stock. Of the remaining common shares of Palantir Technologies, Inc. held by SuRo Capital, all are subject to certain lock-up restrictions.
(3)	The Palantir Lending Trust SPV I promissory note was initially collateralized with 2,260,000 Class A common shares of Palantir Technologies, Inc. to which SuRo Capital retains a beneficial equity upside interest. As of December 31, 2020, 1,312,290 Class A common shares remain in Palantir Lending Trust SPV I, all of which are subject to certain lock-up restrictions.
(4)	As of December 31, 2020, $8.7 million has been received from Palantir Lending Trust SPV I. Of the proceeds received, approximately $6.9 million fully repaid the outstanding principal, approximately $0.8 million was attributed to the accrued guaranteed interest, and $1.0 million was generated by the Equity Participation in Underlying Collateral. As of December 31, 2020, the balance of the loan and all guaranteed interest has been fully repaid.
(5)	The realized gain from SuRo Capital's investment in Palantir Lending Trust SPV I is generated by the proceeds from the sale of a portion of the shares collateralizing the existing promissory note to Palantir Lending Trust SPV I and attributable to the Equity Participation in Underlying Collateral.

Preliminary Estimates and Guidance

The preliminary financial estimates provided herein are unaudited and have been prepared by, and are the responsibility of, the management of SuRo Capital. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data included herein. Actual results may differ materially.

The Company expects to announce its fourth quarter results in early March 2021.

Forward-Looking Statements

Statements included herein, including statements regarding SuRo Capital's beliefs, expectations, intentions, or strategies for the future, may constitute "forward-looking statements". SuRo Capital cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic and any market volatility that may be detrimental to our business, our portfolio companies, our industry, and the global economy, that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements, and other conditions which could cause SuRo Capital's actual results to differ from management's current expectations are contained in SuRo Capital's filings with the Securities and Exchange Commission. SuRo Capital undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq: SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. SuRo Capital is headquartered in San Francisco, CA. Connect with the company on Twitter, LinkedIn, and at www.surocap.com.

Contact

SuRo Capital Corp.

(650) 235-4769

IR@surocap.com

Media Contact

Bill Douglass

Gotham Communications, LLC

Communications@surocap.com